UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant          ☐

Check the appropriate box:

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FUTUREFUEL CORP.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2800 Gap Road,

Batesville, Arkansas 72501

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 22, 2026

August 12, 2026

TO THE SHAREHOLDERS OF FUTUREFUEL CORP.

Notice is hereby given that the annual meeting of shareholders of FutureFuel Corp. will be held on Tuesday, September 22, 2026 at 2800 Gap Road, Batesville, Arkansas 72501 at 10:00 a.m. local time (the “Annual Meeting”), for the following purposes:

(1)	to elect two directors: Paul A. Novelly, II and Richard P. Rowe;

(2)	to make an advisory vote to approve the compensation of our named executive officers;

(3)	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2026; and

(4)	to transact such other business as may properly come before the meeting.

The record date for the determination of holders of our common stock entitled to notice of and to vote at the Annual Meeting is August 3, 2026. Only shareholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting or any adjournment thereof. It is important that your shares be represented at this meeting to help ensure the presence of a quorum and to ensure that your shares are represented.

By Order of the Board of Directors,

/s/ Rose M. Sparks
Rose M. Sparks, Chief Financial Officer

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 22, 2026.

The Securities and Exchange Commission (“SEC”) rules allow us to furnish proxy materials to our shareholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide our shareholders with the information that they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. Additionally, and in accordance with SEC rules, you may access our proxy materials at www.investorvote.com/FF, which does not have “cookies” that identify visitors to the site. This notice, the proxy statement attached to this notice, our annual report to shareholders for the year ended December 31, 2025, as amended, and our report on Form 10-Q for the quarter ended June 30, 2026 are also available free of charge from the “Investors” tab of our website at www.futurefuelcorporation.com.

YOUR VOTE IS IMPORTANT, PLEASE VOTE BY TOLL-FREE CALL, VIA THE INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING A PROXY CARD.

2800 GAP ROAD,

BATESVILLE, ARKANSAS 72501

PROXY STATEMENT

This Proxy Statement contains information relating to the annual meeting of shareholders of FutureFuel Corp. (or the Company, we, us, or our) (the “Annual Meeting”).  Through this notice and proxy statement, our board of directors is soliciting proxies for the Annual Meeting. Our Annual Report for the year ended December 31, 2025 (the “2025 Annual Report”), is also made available with this Proxy Statement, as are proxy cards and our report on Form 10-Q for the quarter ended June 30, 2026.  These documents provide important information about our business, including annual audited financial statements.

Date, Time, and Place Information

Date, Time, and Place of the Meeting

The Annual Meeting will be held at 2800 Gap Road, Batesville, Arkansas 72501 on Tuesday, the 22nd day of September, 2026 at 10:00 a.m., local time, subject to adjournments or postponements.

Approximate Date on Which this Proxy Statement Is First Sent to Security Holders

Notice of the Annual Meeting of shareholders is first being mailed to shareholders, and this Proxy Statement, the form of proxy included herein, our 2025 Annual Report, and our June 30, 2026 Report on Form 10-Q are first being made available electronically to shareholders on or around August 12, 2026.

Shareholder Proposals for the Next Annual Meeting

Any shareholder desiring to make a proposal to be acted upon at the 2027 annual meeting of our shareholders and to be considered for inclusion in our proxy statement and form of proxy for that annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must present such proposal to us at our principal office set forth above by April 14, 2027.

In addition to any other applicable requirements, for business properly to be brought before an annual meeting by a shareholder (including business not to be considered for inclusion in our proxy statement), our bylaws provide that the shareholder must have given timely notice thereof in proper written form to our corporate secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive office, 2800 Gap Road, Batesville, Arkansas 72501, not less than 30 days nor more than 60 days prior to the annual meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. To be in proper written form, a shareholder’s notice to our corporate secretary must set forth in writing as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting; (ii) the name and address, as they appear on our books, of the shareholder proposing such business; (iii) the class and number of shares of our stock which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in such business. If a shareholder desires to submit a proposal to be acted upon at our 2027 annual meeting but not included in our proxy statement and form of proxy for that meeting, such shareholder must satisfy the advance notice provisions of our bylaws described herein.

Shareholder nominations for director must comply with the notice and informational requirements described above for other shareholder proposals, as well as additional information that would be required under applicable SEC proxy rules and the policies of the Nominating/Corporate Governance Committee of our board, particularly appendices A, B, and C of our Nominating/Corporate Governance Committee charter. A copy of our Nominating/Corporate Governance Committee charter may be found on our internet web site at https://futurefuel-corporation.ir.rdgfilings.com/wp-content/uploads/sites/34/2021/04/Nominating_Committee_Charter.pdf. In addition, a copy may be obtained free of charge through a written request to us at our principal executive office set forth above, attention corporate secretary.

Matters to Be Voted Upon

The following matters are to be voted upon at the Annual Meeting.

PROPOSAL ONE – ELECTION OF DIRECTORS

Our board has nominated two persons for election to our board at the Annual Meeting: Paul A. Novelly, II and Richard P. Rowe.

Paul A. Novelly, II has served on our board since July 2022. He serves as the Chief Executive Officer of Apex Holding Co. and its subsidiary Apex Oil Company, Inc., a privately held company based in St. Louis, Missouri, which together with its affiliates is engaged in trading, storage, marketing, and transportation of petroleum products, including the operation of liquid terminal facilities in the Midwest and Eastern United States. He has been a registered broker at Stifel, Nicolaus & Co., Inc. since 2005. Mr. Novelly, II is also the sole manager of SAGM Holdings, LLC, which is the manager of St. Albans Global Management, LLC, a family investment company. He is also the owner and president of St. Albans Construction Company, which serves the needs of the luxury custom home buyers. He also serves as a director of Apex Oil Company Charitable Foundation, since 2020, and World Point Terminals, Inc., since 2022.

Our board believes that Mr. Novelly’s experience, knowledge, skills, and expertise, including experience acquired in management of various companies, and his knowledge of the Company and its business along with his extensive experience as a broker with national securities firms in evaluating public companies and their financial reports, add significant value to our board and the Company.

Richard P. Rowe has served on our board since August 2024. Mr. Rowe has served as President of RPR Global Solutions, LLC, an advisory firm that provides advisory services to companies in the specialty chemicals and materials industries, since February 2022. After serving in various leadership positions for over 20 years at Arkema, S.A., a multi-national manufacturer of specialty materials and chemicals, Mr. Rowe served as President and Chief Executive Officer of Arkema Inc., a North American subsidiary of Arkema S.A., from July 2015 through November 2021, and served on the boards of various subsidiaries of Arkema S.A., such as Arkema Mexico Arkema Canada, and Bostik Inc., and Arkema joint ventures such as Arkema-Yoshitomi (Japan), Nitta-Findley (Japan), and Seki-Arkema (Korea). Mr. Rowe chaired the Global Fluorochemical Producers Forum and served on the American Chemistry Council Board as well as its Responsible Care and Sustainability committees for more than six years. Mr. Rowe serves as Vice President of Pediatric Pharmaceuticals and also as Vice President of Club Longboat Beach & Tennis.

Our board believes that Mr. Rowe's extensive managerial and leadership experience in the chemical industry adds significant value to our board and the Company.

Under our certificate of incorporation, our directors are divided into three classes, serving staggered three-year terms. Mr. Novelly and Mr. Rowe are standing for re-election as Class B members of our board for three-year terms expiring in 2029, subject to their earlier resignation, removal or death.

Paul M. Manheim is a Class B member of our board whose term expires in 2026. Mr. Manheim will retire from his role as a member of our board effective as of the Annual Meeting and will not stand for re-election at the Annual Meeting. Our board has approved a reduction in the size of the board to eight directors effective as of the Annual Meeting.

The persons named as attorneys-in-fact in the shareholder proxy card electronically available at www.investorvote.com/FF will vote for the election of the nominees listed above as directors, unless authority to so vote is withheld. Although our board expects that the nominees will be available for election, in the event a vacancy in the slate of nominees occurs, shares of our common stock represented by proxies will be voted for the election of substitute nominees selected by the persons named as attorneys-in-fact in the accompanying shareholder proxy card.

The names of the nominees for election and the other continuing members of our board, and certain other information with respect to such persons, are set forth below.

Nominees for Election as Class B Directors for Three-Year Terms Expiring in 2029

Name, Age, and Positions with the Company	Director of the Company Since
Paul A. Novelly, II, 58; Director	2022
Richard P. Rowe, 65; Director	2024

Continuing Directors

Name, Age, and Positions with the Company	Class	Term Expiring	Director of the Company Since

Donald C. Bedell, 84; Mr. Bedell has been a member of our board since February 26, 2008.	A	2028	2008

Ronald J. Kruszewski, 67; Mr. Kuszewski has been a member of our board since July 8, 2022.	A	2028	2022

Roeland Polet, 63; Mr. Polet is our Chief Executive Officer and has been a member of our board and Chairman of our board since December 4, 2025.	A	2028	2025

Dale E. Cole, 77; Mr. Cole has been a member of our board since August 27, 2015.	C	2027	2015

G. Bruce Greer, 65; Mr. Greer has been member of our board since March 12, 2024.	C	2027	2024

Pamela R. Butcher, 68; Ms. Butcher has been member of our board since April 3, 2025.	C	2027	2025

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.

PROPOSAL TWO – ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis beginning at page 15 below and the tabular disclosure regarding the compensation of our named executive officers and the accompanying narrative.

This Proposal (often referred to as a “say-on-pay” proposal) gives our shareholders the opportunity to endorse, or not endorse, the compensation of our named executive officers. The vote on this Proposal is not intended to address any specific element of executive compensation. Further, the vote is advisory, which means that it is not binding on the Company, our board, or the compensation committee of our board. Our compensation committee, however, will take into account the outcome of the vote when considering future executive compensation decisions.

As discussed in more detail under Compensation of Directors and Executive Officers beginning at page 15 below, we seek to offer a compensation structure designed to compare favorably with our competitive peer group while taking into account the experience and responsibilities of the particular executive officer and to provide compensation incentives that promote the enhancement of shareholder value, and the total executive compensation opportunity for our executive officers is intended to create a compensation program that maximizes executive talent and rewards a high level of performance.

In light of the foregoing, we ask our shareholders to vote on the following resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including Compensation Discussion and Analysis, the 2025 Summary Compensation Table, and the other related tables and narrative disclosure.

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

PROPOSAL THREE – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton has been our independent registered public accounting firm since 2024. Our board seeks shareholder ratification of its appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ended December 31, 2026. A representative from Grant Thornton is expected to be present at the Annual Meeting and will have an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions. Additional information regarding our independent registered public accounting firm is set forth under the caption “Independent Public Accountants” beginning at page 27 below. If our shareholders do not ratify the appointment of Grant Thornton, our board will consider the selection of alternative auditors, but is not required to retain such other auditors.

In light of the foregoing, we ask our shareholders to vote on the following resolution at the Annual Meeting.

RESOLVED, that the shareholders of the Company ratify the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

OUR BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

Revocability of Proxy

Execution and return of a proxy card will not in any way affect a shareholder’s right to attend and to vote in person at the Annual Meeting. Any proxy may be revoked by the shareholder giving it, at any time prior to its being voted, by: (i) filing a notice of revocation with our corporate secretary at 2800 Gap Road, Batesville, Arkansas 72501; (ii) executing and delivering a duly executed proxy bearing a later date; or (iii) attending the Annual Meeting and voting in person. A notice of revocation need not be on any specific form. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

Dissenters Rights of Appraisal

There are no rights of appraisal or similar rights of dissenters with respect to any matter to be acted upon at the Annual Meeting.

Persons Making the Solicitation

The solicitation in this Proxy Statement is being made by us. We will solicit proxies by mail, email or by telephone, and our directors, officers, and employees also may solicit proxies, without additional compensation, on our behalf. We will not be using any specially engaged employees or paid solicitors. All expenses incurred in this solicitation will be paid by us. Banks, brokerage houses, and other institutions, nominees, and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies.

None of our directors has informed us in writing that he/she intends to oppose any action intended to be taken by us at the Annual Meeting.

Interest of Certain Persons in Matters to be Acted Upon

None of our directors, executive officers, the nominees for director, or any of their associates has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

Voting Securities and Principal Holders Thereof

Voting Securities.

We only have one class of voting stock outstanding, and that is our common stock. As of August 3, 2026 (the record date for the Annual Meeting), there were outstanding 43,863,318 shares of our common stock. Each share of our common stock issued and outstanding on the record date is entitled to one vote on each proposal at the Annual Meeting.

Record Date

Our board has fixed the close of business on August 3, 2026 as the record date for the determination of our shareholders entitled to receive notice of, and to vote at, the Annual Meeting. Accordingly, only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of the Annual Meeting and to attend and vote at such meeting.

No Cumulative Voting Rights

Holders of our common stock do not have cumulative voting rights.

Security Ownership of Certain Beneficial Owners

The following table sets forth the number and percentage of shares of our common stock owned by all persons known by us to be the beneficial owners of more than 5% of our shares of common stock as of August 3, 2026.

	Amount of	Percent of
	Beneficial	Common
Name and Address of Beneficial Owner	Ownership	Stock
Paul Anthony Novelly, II (a)	17,490,100	39.8%
8235 Forsyth Blvd., 4th Floor
Clayton, MO 63105

(a)

Includes 17,085,100 shares of common stock held by St. Albans Global Management, LLC and 375,000 shares of common stock held by Apex Holding Co. Mr. Novelly II is the sole manager of SAGM Holdings, LLC, which is the manager of St. Albans Global Management, LLC and the chief executive officer of Apex Holding Co., and thereby has voting and investment power over such shares and may be deemed to share beneficial ownership. Also includes 20,000 shares that may be acquired pursuant to the exercise of options awarded under the Company’s 2017 Omnibus Incentive Plan (“Incentive Plan”).

Security Ownership of Management

The following table sets forth information, as of August 3, 2026, regarding the beneficial ownership of our common stock by each of our directors and executive officers and the executive officers of FutureFuel Chemical Company. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them and none of such shares have been pledged as security.

	Amount of	Percent of
	Beneficial	Common
Name of Beneficial Owner	Ownership	Stock
Paul A. Novelly II (a) (d)	17,490,100	39.8%
Roeland Polet (b)	805,000	1.8%
Donald C. Bedell (c) (e)	129,975	*
Ronald J. Kruszewski (d) (f)	130,000	*
Rose M. Sparks	24,295	*
Paul M. Manheim (e) (g)	39,103	*
G. Bruce Greer (d)	30,000	*
Richard P Rowe (d)	30,000	*
Pamela R. Butcher (d)	25,000	*
Dale E. Cole (e)	22,516	*
Kyle Gaither	6,173	*
All directors and executive officers	18,732,162	42.6%
*	Denotes an ownership percentage of less than 1%.
(a)

Includes 17,085,100 shares of common stock held by St. Albans Global Management, LLC and 375,000 shares of common stock held by Apex Holding Co. Mr. Novelly, II is the sole manager of SAGM Holdings, LLC, which is the manager of St. Albans Global Management, LLC, and the chief executive officer of Apex Holding Co. and thereby has voting and investment power over such shares and may be deemed to share beneficial ownership. Includes 10,000 shares that may be acquired pursuant to the exercise of options awarded to Mr. Novelly, II as director under the Incentive Plan.

(b)	Includes 750,000 RSUs subject to certain vesting conditions, of which 150,000 RSUs have vested.

(c)

Includes 2,500 shares of common stock owned by the Alexandra Nicole Bedell Trust, a trust established by Mr. Bedell for his granddaughter as to which Mr. Bedell serves as trustee but holds no pecuniary interest; Mr. Bedell disclaims beneficial ownership of all shares of our common stock held by this trust. Includes 2,553 shares of common stock owned by the Ashlyn Tate Bedell Trust, a trust established by Mr. Bedell for his granddaughter as to which Mr. Bedell serves as trustee but holds no pecuniary interest; Mr. Bedell disclaims beneficial ownership of all shares of our common stock held by this trust. Includes 2,500 shares of common stock owned by the Hailey Bedell Trust, a trust established by Mr. Bedell for his granddaughter as to which Mr. Bedell serves as trustee but holds no pecuniary interest; Mr. Bedell disclaims beneficial ownership of all shares of our common stock held by this trust. Includes 86,197 shares of our common stock held by the Africa Exempt Trust, of which Mr. Bedell is a beneficiary. Includes 200 shares of common stock owned by the Charlie Cash Bedell Trust, a trust established by Mr. Bedell for his grandson as to which Mr. Bedell serves as trustee but holds no pecuniary interest; Mr. Bedell disclaims beneficial ownership of all shares of our common stock held by this trust.

(d)	Includes 20,000 shares that may be acquired pursuant to the exercise of options awarded under the Incentive Plan.

(e)	Includes 10,000 shares that may be acquired pursuant to the exercise of options awarded under the Incentive Plan.

(f)	Includes 100,000 shares of common stock owned by Kruszewski Investments, LLC, a Missouri limited liability company.

(g)	Mr. Manheim is not standing for re-election at the Annual Meeting.

Change in Control

We are not aware of any arrangement (including any pledge by any person of any of our securities) the operation of which may at a date subsequent to the date of this Proxy Statement result in a change in control of us. Further, we are not aware that a change in control of us has occurred since the beginning of our last fiscal year.

Directors and Executive Officers

Material Proceedings

No director, officer, or affiliate of us, no owner of record or beneficially of more than five percent of any class of our voting securities, and no associate of any such director, officer, affiliate, or owner is a party in any material proceeding adverse to us or to any of our subsidiaries.

Directors, Executive Officers, Promoters, and Control Persons

Identification of Directors

Our current directors are as follows:

Name	Age	Director Since	Term Expires
Roeland Polet, Chairman (c)	63	2025	2028
Donald C. Bedell (c)	84	2008	2028
Paul M. Manheim (b)	77	2011	2026
Dale E. Cole	77	2015	2027
Paul A. Novelly, II, Vice Chairman (a)	58	2022	2026
Ronald J. Kruszewski	67	2022	2028
G. Bruce Greer	65	2024	2027
Richard P. Rowe (a)	65	2024	2026
Pamela R. Butcher	68	2025	2027

(a)	Nominated for re-election at the Annual Meeting.
(b)	Mr. Manheim is not standing for re-election at the Annual Meeting. The board has approved a reduction in the size of the Board of Directors to be effective as of the Annual Meeting.
(c)	Mr. Bedell stepped down as Chairman of the Board and Mr. Polet was appointed to the Board of Directors and as the Chairman of the Board effective December 4, 2025.

There is no arrangement or understanding between any of the above directors and any other person pursuant to which such person was or is to be selected as a director.

Identification of Executive Officers

The current executive officers of the Company are as follows:

			Officer
Name	Position	Age	Since
Roeland Polet	Chief Executive Officer	63	2024
Rose M. Sparks	Principal Financial Officer and Chief Financial Officer	59	2012
Kyle Gaither	Chief Operations Officer	58	2023

There is no other arrangement or understanding between any of the above officers and any other person pursuant to which such person was or is to be selected as an officer.

Family Relationships.

There are no family relationship between any of our executive officers and directors.

Business Experience of Our Directors and Executive Officers.

Donald C. Bedell has been a member of our board since 2008 and served as Chairman of the board from December 2023 to December 2025. Mr. Bedell is chairman of the board of privately held Castle Partners and its affiliates, based in Sikeston, Missouri, which operate over 35 skilled nursing, health care, pharmaceutical, hospice, and therapy facilities throughout Missouri and other states. Mr. Bedell is a director of First Community Bank of Batesville, Arkansas and is a member of the executive committee of such bank and its holding company. He is also a director of World Point Terminals, Inc., a Delaware company based in Missouri that, through its operating subsidiaries, owns and operates petroleum storage facilities in the United States.

Our board believes that Mr. Bedell’s experience, knowledge, skills, and expertise acquired as the chairman at Castle Partners, including experience and understanding of business strategy formation and execution from both a board and management perspective, add significant value to our board. Additionally, Mr. Bedell’s service and experience as a director for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board.

Pamela R. Butcher has served on our board since April 2025. Ms. Butcher has served as a director on the boards of publicly traded and privately held companies and has extensive business management and marketing experience in the chemical industry. Currently, she is a member of the board of directors of J.M. Huber Corporation and Pilot Chemical Corp. (“Pilot”), since 2022 and 2016, respectively. Previously, Ms. Butcher served as a member of the boards of directors of Arch Resources, Inc. (now Core Natural Resources, Inc.) from 2023 to 2025, PDC Energy, Inc. from 2022 to 2023, Gruden Topco Holdings LP/Quality Distribution Inc. from 2016 to 2021, and Trecora Resources from 2016 to 2022. Ms. Butcher was Chief Executive Officer, President, and Chief Operating Officer of Pilot from 2010 to 2021. From 1980 to 2009, Ms. Butcher worked at The Dow Chemical Company (now Dow Inc.), serving as General Manager Adhesives and Sealants, Vice President Corporate Marketing and Sales, President of Hampshire Chemical Company, and Vice President and Portfolio Manager Specialty Chemicals during her tenure. Ms. Butcher earned a Bachelor of Science in Agronomy and a Masters of Science from Purdue University at West Lafayette. Ms. Butcher is or has been a board member of various other organizations, including the American Cleaning Institute, the Ohio Association of Manufacturers’, the Board of Trustees of the Chemical Education Foundation, and as a member of the National Association of Corporate Directors.

Our board believes that Ms. Butcher’s extensive managerial and leadership experience in the chemical industry adds significant value to our board and the Company.

Dale E. Cole has served on our board since 2015 and is a graduate of the University of Texas at Austin with an undergraduate degree in business and finance and the Graduate School of Banking at Louisiana State University. Mr. Cole’s career in banking began in 1974 with Texas Bank and Trust Company in Dallas, TX. He then worked with First National Bank in Marshal, TX, and became President of Banc Texas McKinney in McKinney, TX in 1983. In 1988, Mr. Cole became Chairman and CEO of Worthen Banking Corporation, with two banks in Batesville and Newark, AR. Mr. Cole founded First Community Bank in 1997. He currently serves as Chairman and CEO of First Community Bank and its holding company. Mr. Cole previously served on the Board of Trustees of the Barret School of Banking in Memphis, TN, the Board of Visitors of the University of Arkansas Community College in Batesville, AR, the Board of the Chamber of Commerce, Economic Development Foundation in Batesville, AR, Lyon College Advisory Counsel, and the board of White River Medical Center in Batesville, AR. Mr. Cole previously served on the board of Lyon College in Batesville. As of December 31, 2025, First Community Bank had 33 branch locations in Northeast Arkansas and Southwest Missouri and maintained assets of over $3.4 billion.

Mr. Cole’s extensive career in banking built in him a strong foundation in business, regulatory environments, and corporate governance. Having served on numerous committees throughout his career, including compensation, trust, executive, asset/liability, investment, and many others, Mr. Cole’s well-rounded experience and exposure in banking and regulatory environments will strengthen the governance function of our board. Additionally, Mr. Cole’s service and experience as chairman for other boards, including active involvement in strategic planning for those companies, strengthens the governance and functioning of our board and the Company.

G. Bruce Greer has served on our board since March 2024 and as our Lead Independent Director since December 2025. Mr. Greer has served as President of GBGJR Advisors, an advisory firm providing strategic advice to chemical companies, private equity firms and consulting firms, since April 2017. Mr. Greer served as Vice President of Strategic Planning and IT at Olin Corporation (“Olin”) for 12 years. Prior to joining Olin, Mr. Greer spent nine years as a Vice President of Solutia, a public company spin off of The Monsanto Company, heading R&D, Commercial and Corporate Development, Strategy, M&A and running several businesses and was President of Pharma Services, and four years as a Vice President of Gemini Consulting and Services in Europe and the US, a global consulting firm with a focus on chemicals. He was a Vice President/Senior Director of Monsanto, working for the Chairman and at G D Searle. Mr. Greer was Chairman of the Board of Directors of Flexsys America L.P. Mr. Greer spent a year as a Senior Associate at Arthur Andersen LLP where his work focused on cost accounting and chemicals. He was an Assistant Professor at Northwestern University from 1988 through 1991 and served in the U.S. Navy.

Our board believes that Mr. Greer's extensive managerial and leadership experience in the chemical industry add significant value to our board and the Company.

Ronald J. Kruszewski has served on our board since July 2022. He is Chairman of the Board and Chief Executive Officer of Stifel Financial Corp. and its principal subsidiary, Stifel, Nicolaus & Company, Incorporated. He joined the firm as Chief Executive Officer in 1997 and was named Chairman in 2001. Mr. Kruszewski is the current Chairman of the American Securities Association (ASA) and serves on the Board of Directors of the Securities Industry and Financial Markets Association (SIFMA). From 2014 through 2019, he served on the Federal Advisory Council of the St. Louis Federal Reserve Board of Directors. Additionally, he serves on the Board of Trustees for both Saint Louis University and the U.S. Ski and Snowboard Team Foundation.

Active in community affairs, Mr. Kruszewski serves as a member of the Chair’s Council for Greater St. Louis Inc. He is also the past Chairman of the Board of Directors of Downtown STL, Inc. and past non‐executive Chairman of the Board of Directors of Angelica Corporation. In addition, he is a member of the St. Louis Chapter of the World Presidents’ Organization, and under Mr. Kruszewski’s leadership, Stifel became a member of the World Economic Forum in 2023. In 2019, Mr. Kruszewski won the Horatio Alger Award and was selected for membership in the Horatio Alger Association of Distinguished Americans, which honors individuals who have overcome adversity to achieve success and who have demonstrated commitment to higher education and charitable endeavors.

Our board believes that Mr. Kruszewski’s extensive managerial and leadership experience in the financial services industry in addition to a comprehensive understanding and knowledge of public companies’ day-to-day operations and strategy add significant value to our board and the Company.

Paul M. Manheim has served on our board since 2011. Mr. Manheim is currently a non-executive director of HAL Real Estate Inc., which develops and owns a portfolio of real estate in the Pacific Northwest consisting of multi-family, office, and mixed-use assets. He was the president and chief executive officer of HAL Real Estate Inc. until September 2005. HAL Real Estate Inc. is a subsidiary of HAL Holding N.V. Mr. Manheim joined Holland America Line, N.V., the predecessor of HAL Holding N.V., an international holding company traded on the Amsterdam Stock Exchange, in 1982 and filled various positions in the financial and corporate development areas. June 2005 to 2014, Mr. Manheim was the chairman of the board of Shanghai Red Star Optical Company, which owned a portfolio of optical retail outlets in China and was affiliated with Europe’s largest optical retailer. Mr. Manheim has served as a director and chairman of the audit committee of World Point Terminals, Inc. and its predecessor since 2009. He is also a director of World Point Terminals, Inc., a Delaware company based in Missouri that, through its operating subsidiaries, owns and operates petroleum storage facilities in the United States. Mr. Manheim received a bachelor of commerce degree with honors from the University of New South Wales, Australia, and qualified as a Chartered Accountant in 1976.

Mr. Manheim will retire from his role as a member of our board and will not stand for re-election at the Annual Meeting. The board has approved a reduction in the size of the Board of Directors to be effective as of the Annual Meeting.

Paul A. Novelly, II has served on our board since July 2022. He serves as the Chief Executive Officer of Apex Holding Co. and its subsidiary Apex Oil Company, Inc., a privately held company based in St. Louis, Missouri, which together with its affiliates is engaged in trading, storage, marketing, and transportation of petroleum products, including the operation of liquid terminal facilities in the Midwest and Eastern United States. He has been a registered broker at Stifel, Nicolaus & Co., Inc. since 2005. Mr. Novelly, II is also the sole manager of SAGM Holdings, LLC, which is the manager of St. Albans Global Management, LLC, a family investment company. He is also the owner and president of St. Albans Construction Company, which serves the needs of the luxury custom home buyers. He also serves as a director of Apex Oil Company Charitable Foundation, since 2020, and World Point Terminals, Inc., since 2022.

Our board believes that Mr. Novelly’s experience, knowledge, skills, and expertise, including experience acquired in management of various companies, and his knowledge of the Company and its business along with his extensive experience as a broker with national securities firms in evaluating public companies and their financial reports, add significant value to our board and the Company.

Richard P. Rowe has served on our board since August 2024. Mr. Rowe has served as President of RPR Global Solutions, LLC, an advisory firm that provides advisory services to companies in the specialty chemicals and materials industries, since February 2022. After serving in various leadership positions for over 20 years at Arkema, S.A., a multi-national manufacturer of specialty materials and chemicals, Mr. Rowe served as President and Chief Executive Officer of Arkema Inc., a North American subsidiary of Arkema S.A., from July 2015 through November 2021, and served on the boards of various subsidiaries of Arkema S.A., such as Arkema Mexico Arkema Canada, and Bostik Inc., and Arkema joint ventures such as Arkema-Yoshitomi (Japan), Nitta-Findley (Japan), and Seki-Arkema (Korea). Mr. Rowe chaired the Global Fluorochemical Producers Forum and served on the American Chemistry Council Board as well as its Responsible Care and Sustainability committees for more than six years. Mr. Rowe serves as Vice President of Pediatric Pharmaceuticals and also as Vice President of Club Longboat Beach & Tennis.

Our board believes that Mr. Rowe's extensive managerial and leadership experience in the chemical industry adds significant value to our board and the Company.

Roeland Polet joined the Company as our Chief Executive Officer September 2024.  Mr. Polet served as the Chief Executive Officer, DSM Materials Businesses, for Koninklijke DSM N.V., a Dutch multinational corporation headquartered in Heerlen, Netherlands and publicly traded company with ordinary shares listed on the NYSE Euronext stock exchange in Amsterdam ("DSM”). He served in such role from 2019 to 2023 and also served in other senior leadership roles for DSM from 2015 to 2022, including President and Chief Executive Officer, Protective Materials, and President and Chief Executive Officer, Engineering Materials. At DSM, Mr. Polet demonstrated broad product and end-market experience with respect to chemicals and other materials and implemented significant growth, talent, operational and commercial excellence initiatives. Prior to his service at DSM, Mr. Polet served in senior leadership roles at Valspar Corporation, Celanese Corporation and Carbolite Foods, Inc. Mr. Polet has extensive global business experience including in the United States, Asia and Europe. Mr. Polet received a bachelor of arts, economics, from State University of New York at Buffalo.

Our board believes that Mr. Polet's extensive experience in the chemical industry, including his managerial and leadership experience, adds significant value to our board and Company.

Rose M. Sparks served on our board from 2019 to July 2024. Mrs. Sparks has been our principal financial officer and treasurer and principal accounting officer since 2012 and our chief financial officer since 2013. Prior to 2013, Mrs. Sparks served as the controller of FutureFuel Chemical Company since its acquisition in 2006 and has 34 years of leadership, business, and accounting experience at the Batesville facility. Prior to our acquisition of FutureFuel Chemical Company, Mrs. Sparks worked for Eastman Chemical as controller at the Batesville plant. Mrs. Sparks graduated from Arkansas College (now Lyon College) with a BS in accounting and is a certified public accountant with inactive status.

Our board believes that Mrs. Sparks’ experience, knowledge, skills, and expertise acquired as controller of FutureFuel Chemical Company, and her knowledge of our operations and business strategies gained over her years of service in that role, as well as experience as a certified public accountant, add significant value to the Company.

Kyle Gaither was appointed as our Chief Operations Officer in February 2023. Prior to this appointment, Mr. Gaither served as General Manager since January 2018. Mr. Gaither has worked for FutureFuel Chemical Company and its predecessor, Eastman Chemical Company, and Eastman Kodak Company, for over 34 years in various leadership and engineering roles. He has spent the majority of his career in manufacturing and manufacturing support which has allowed him to gain a great working knowledge of the Company’s manufacturing operations and capabilities. Mr. Gaither received a BS degree in Chemical Engineering from the University of Arkansas and holds a Professional Engineer license. Our board believes that Mr. Gaither’s experience, knowledge, skills, and expertise acquired through his years of working in manufacturing for FutureFuel Chemical Company and its predecessors add significant value to the Company.

Transactions with Related Persons

From time to time, we may sell to Apex Oil Company, Inc. and/or its affiliates biofuels (including biodiesel) produced by us, and Apex Oil Company, Inc. and/or its affiliates may sell to us, or we may sell to them, biodiesel, biodiesel RINs, and other petroleum products in our biofuels business. Such sales will be at then posted prices for comparable products plus or minus applicable geographical differentials. We also may reimburse Apex Oil Company, Inc. for certain legal, trading and administrative services. The dollar amounts of such transactions and other related party transactions are detailed in Note 20 to our consolidated financial statements in the 2025 Annual Report.

Review, Approval, or Ratification of Transactions with Related Persons

Any transaction in which we (or one of our subsidiaries) are a participant, the amount involved exceeds the lesser of $120,000 or 1% of our net income, total assets, or total capital, and in which any party related to us has or will have a direct or indirect material interest must be approved by a majority of the disinterested members of our board of directors as fair to us and our shareholders. This policy was adopted by our board on January 8, 2007 and amended on February 2, 2011, and can be found through the “Investor Relations - Corporate Governance” section of our website (https://futurefuel-corporation.ir.rdgfilings.com/corporate-governance/). All of the agreements described above under the caption “Transactions with Related Persons” and in Note 20 to our consolidated financial statements in the 2025 Annual Report, have been approved by a majority of the disinterested members of our board of directors.

In addition, we adopted a Code of Business Conduct and Ethics which sets forth legal and ethical standards of conduct for our directors, officers, and employees and the directors, officers, and employees of our subsidiaries. This Code is designed to deter wrongdoing and to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us; (iii) compliance with applicable governmental laws, rules, and regulations; (iv) the prompt internal reporting of violations of this Code to appropriate persons identified in this Code; and (v) accountability for adherence to this Code. This Code was adopted by our board on November 30, 2005 and was amended on February 3, 2011, January 1, 2016, and August 5, 2023 is in writing, and can be found through the “Investor Relations - Corporate Governance” section of our website (https://futurefuel-corporation.ir.rdgfilings.com/corporate-governance/). Each of the transactions described above under the caption “Transactions with Related Persons” and in Note 20 to our consolidated financial statements in the 2025 Annual Report, was undertaken in compliance with our Code of Business Conduct and Ethics and approved by a majority of the disinterested members of our board of directors.

Standing Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, and have adopted an Audit Committee charter. A copy of this Audit Committee charter has been posted on our website and may be accessed at http://futurefuelcorporation.gcs-web.com/corporate-governance. The current members of the Audit Committee are as follows:

Paul M. Manheim (Chair)

G Bruce Greer

Richard P. Rowe

Effective as of the Annual Meeting, Mr. Manheim will cease to be a member of the Audit Committee, Mr. Rowe will become chair of the Audit Committee and Mr. Kruszewski will join the Audit Committee.

Audit Committee Financial Expert

Our board determined that each member of our Audit Committee (including Mr. Kruszewski upon his appointment) is (or upon appointment will be) an Audit Committee financial expert and is independent as defined in the listing standards applicable to us.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure

We have a board currently comprised of nine members. Due to the retirement of Paul M. Manheim and his decision not to stand for re-election at the Annual Meeting, the board approved a reduction in the size of the board to eight members effective as of the Annual Meeting. Our chairman is Roeland Polet, who also serves as our chief executive officer. The board has determined that combining the roles of chairman and chief executive officer is currently the most effective leadership structure for the Company because it provides unified leadership, allows for a single, clear point of accountability to execute the Company’s strategy, and enables Mr. Polet to leverage his extensive knowledge of the Company’s business, industry, and operations in guiding board discussions and decision-making. The board believes that Mr. Polet's combined role, together with the strong Lead Independent Director structure described below, provides the appropriate balance between effective, consistent management of the Company’s business and independent oversight of management. This leadership structure is appropriate for management of the Company as it engages our chief executive officer in the Company’s corporate governance and puts him in a position to provide deep insights into the Company’s operations to the board while still maintaining a majority-independent board, allowing the Company to benefit from both diverse and internal perspectives.

In connection with this leadership structure, the board designated G. Bruce Greer as Lead Independent Director to strengthen independent oversight, collaborate with Mr. Polet, and contribute to the functioning and oversight of the board. As Lead Independent Director, Mr. Greer serves as a liaison between the chairman and the independent directors.

Our chairman works with management, our Lead Independent Director, our board, and the other committees of our board regarding the Company’s strategies, risks, opportunities, and other matters. The board believes that its governance practices, including regular executive sessions of independent directors led by the Lead Independent Director, the board’s committee structure (each of which is composed entirely of independent directors), and the board’s annual evaluation of its leadership structure, provide meaningful safeguards to ensure robust independent oversight notwithstanding the combined chairman/chief executive officer role. In the future, the board may elect to separate the roles of chairman and chief executive officer if it determines it appropriate to do so.

The members of our board except for Roeland Polet and Paul A. Novelly, II are independent as described below, and these independent members comprise the membership of our board’s Audit Committee, Nominating/Corporate Governance Committee, and Compensation Committee.

Role in Risk Oversight

Our board as a whole is ultimately responsible for our risk management oversight. Our board is assisted by its committees, including our Audit Committee and Compensation Committee, whose duties are described in more detail below.

The board’s oversight of our material risks is undertaken through, among other things, various reports and assessments that management presents to our board or to committees of our board, and the related board or committee discussions and decisions. The committees of our board report to our board about their meetings.

Our chief executive officer addresses risk matters at regular and special board meetings. In addition, other members of senior management regularly provide reports directly to our board. Finally, our Audit Committee works closely with our independent registered public accounting firm in their review of risk and controls.

Corporate Governance/Director Independence

Our board has adopted corporate governance guidelines which incorporate certain rules of the SEC and U.S. securities exchanges for use by our board when determining director independence. These guidelines include the Company’s Corporate Governance Guidelines, Policy for Approving Transactions with Related Parties, and Insider Trading Policy, copies of which may be found on our website at https://futurefuel-corporation.ir.rdgfilings.com/corporate-governance/. Our board also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with us, including the potential for conflicts of interest, when determining director independence.

The Nominating/Corporate Governance Committee of our board evaluates each incumbent director and all new director nominees based on applicable law, regulations, and rules and makes a recommendation to the full board as to the independence of directors and director nominees. Our board has determined that, of the nine current members of the board, the following seven directors have no disqualifying relationships with us or our subsidiaries and are, therefore, independent: Donald C. Bedell, Paul M. Manheim, Dale E. Cole, Ronald J. Kruszewski, G. Bruce Greer, Pamela R. Butcher, and Richard P. Rowe. Mr. Manheim will retire from his role as a member of our board effective as of the Annual Meeting and will not stand for re-election at the Annual Meeting. Our board has approved a reduction of the size of the board to eight directors effective as of the Annual Meeting. In 2025, each of our board’s compensation, audit, and nominating/corporate governance committees was comprised of directors who were independent under such definitions. Our Nominating/Corporate Governance Committee has determined that, if elected, Mr. Rowe will continue to qualify as an independent director under the applicable SEC and stock exchange regulations. Accordingly, if the proposed slate of nominees is elected, our board will continue to maintain a majority of independent directors. The guidelines referenced above, as well as other corporate governance initiatives adopted by us, are also available to any shareholder free of charge upon request to our corporate secretary at our principal executive office set forth above.

Our independent directors meet in executive sessions (without our management) generally before or after meetings of the directors, and will meet more often as the need arises. None of our non-management directors presides at meetings of our non-management directors, rather, a chairman is chosen at the beginning of each meeting.

Any interested party (and not just our shareholders) may make their concerns known to our non-management directors through our website at https://futurefuelcorporation.com/contact-us/. Please indicate that the message is for our non-management directors, and the message will be provided to them.

Hedging and Pledging

Per our insider trading policy, which can be found https://futurefuel-corporation.ir.rdgfilings.com/wp-content/uploads/sites/34/2021/04/Insider_Trading_Policy.pdf and on Exhibit 19.1 to our 2025 Annual Report, our and our subsidiaries’ employees, officers, and directors, are prohibited from engaging in transactions in publicly traded Company puts, calls, or other derivative securities, on an exchange or in any other organized market. Additionally, certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts are strongly discouraged by the Company and any employee, officer, or director wishing to enter into such an arrangement must first pre-clear the proposed transaction with our board at least two weeks prior to entering into any such arrangement. The Company may withhold its consent to any such transaction in its sole discretion.

Further, our employees, officers, and directors are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan. An exception to this prohibition may be granted where an employee, officer, or director wishes to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any employee, officer or director who wishes to pledge Company securities as collateral for a loan must submit a request for approval to our board at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Board Meetings and Committees; Annual Meeting Attendance

Directors are expected to attend all meetings of our board and assigned committee meetings. Our board held seven formal meetings during 2025. All directors attended at least 75% of all meetings. Our directors are not required to attend annual shareholder meetings. The 2025 annual meeting of our shareholders was held on November 11, 2025, and no directors attended such annual shareholder meeting.

Our board maintained the following committees during 2025: Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee. The 2025 members of each of these committees, a summary of the responsibilities and authority of each of the committees, and the number of meetings held by each committee in 2025 follows.

Name of Committee and Members during 2025	Functions of the Committee	Number of Meetings in 2025
Audit: Paul M. Manheim (Chair) G. Bruce Greer Richard P. Rowe

-         Appoints, compensates, and oversees the work of any public accounting firm employed by the Company;

-         Resolves any disagreements between management and the auditor regarding financial reporting;

-         Pre-approves all audit and non-audit services;

-         Retains independent counsel, accountants, or others to advise the committee or assist in the conduct of an investigation;

-         Seeks any information it requires from employees, all of whom are directed to cooperate with the committee’s requests;

-         Meets with the Company’s officers, external auditors, or outside counsel, as necessary; and

-         Oversees that management has established and maintains processes to assure compliance by the Company with all applicable laws, regulations, and corporate policies.

Five (all members attended each meeting)
Compensation: Dale E. Cole (Chair) Pamela Butcher Paul M. Manheim

-         In consultation with the Company’s management, establishes the Company’s general policies relating to compensation of the Company’s officers and directors and the directors and executive officers of the Company’s subsidiaries, and oversees the development and implementation of such compensation programs;

-         Approves the annual and long-term performance goals for the Company’s incentive plans (including incentive plans for the Company’s subsidiaries);

-         Annually reviews and approves corporate goals and objectives relevant to the compensation of the Company’s executive officers and annually evaluates such officers’ performance in light of those goals and objectives and sets such officers’ compensation levels based on this evaluation;

-         As required under applicable securities laws and rules, reviews the Compensation Discussion and Analysis section (CD&A) to be included in the Company’s annual proxy statement or other reports or filings with the SEC or other governmental authorities and stock exchanges, discusses the CD&A with the Company’s management, and recommends to the board that the CD&A be included in the Company’s annual report on Form 10‑K, proxy statement on Schedule 14A or any other filing with the SEC and stock exchanges;

-         Reviews and makes recommendations to the board periodically with respect to the compensation of all non-employee directors, including any compensation under the Company’s equity-based plans, monitor ownership compliance of its directors as required by under the Company’s stock ownership guidelines;

-         Evaluates the committee’s performance and the adequacy of its charter on an annual basis and recommends any proposed changes to the board for approval; and

-         With respect to Company directors and officers and executive officers of Company subsidiaries: review and approve base salary adjustments, managerial recommendations under Company’s annual bonus and incentive compensation plan; review and approve managerial recommendations of performance share awards and participants under Company’s stock option plan; review and approve managerial recommendations for new and modified compensation and benefit programs; and monitor ownership compliance as required by Company’s stock ownership guidelines.

Four (all members attended each meeting)
Nominating/Corporate Governance: Pamela Butcher (Chair) Paul M. Manheim Dale E. Cole

-         Assists the board by identifying qualified candidates for director, and recommends to the board the director nominees for the next annual meeting of shareholders;

-         Leads the board in its annual review of board performance;

-         Recommends to the board director nominees for each board committee;

-         Oversees the annual process of evaluation of the performance of the Company’s management; and

-         Develops and recommends to the board corporate governance guidelines applicable to the Company.

Two (all members attended each meeting)

Nominating/Corporate Governance Committee

Our board has a nominating/corporate governance committee. That committee has a charter, a copy of which may be found at our internet web site at https://futurefuel-corporation.ir.rdgfilings.com/wp content/uploads/sites/34/2021/04/Nominating_Committee_Charter.pdf. A copy may also be obtained free of charge by written request to our corporate secretary at our principal executive office set forth above.

Our Nominating/Corporate Governance Committee will consider director candidates recommended by our shareholders. To facilitate such nominations, our board has adopted Procedures for Shareholders Submitting Nominating Recommendations, which is Appendix B to our Nominating/Corporate Governance Committee charter. Those Procedures set forth the procedures for a shareholder to submit a director nominee recommendation, the timelines for receiving such nominations, and the information required on each director nominee. Our board has also adopted a Policy on Shareholder Recommendation of Candidates for Election as Directors, which is Appendix C to our Nominating/Corporate Governance Committee charter. This Policy sets forth the evaluation process adopted by our board. Any shareholder desiring to submit a director nominee for consideration by the nominating committee of our board for the 2026 annual meeting of our shareholders must do so in accordance with our bylaws and policies described under “Shareholder Proposals for the Next Annual Meeting” beginning at page 1 above. Director nominations should be submitted in writing to our corporate secretary, acting as agent for the Nominating/Corporate Governance Committee, at FutureFuel Corp., 2800 Gap Road, Batesville, Arkansas 72501. A copy of such Procedures and Policy is available free of charge to any shareholder and may be obtained from our corporate secretary at our principal executive office set forth above.

Once a director nominee has been recommended, whether by a shareholder or otherwise, the nominating committee reviews the background and qualifications of the nominee in accordance with the Policy Regarding Qualifications of Directors adopted by our board, which Policy is Appendix A to our Nominating/Corporate Governance Committee charter. A copy of such Policy is available free of charge to any shareholder and may be obtained from our corporate secretary at our principal executive office set forth above. In selecting the slate of nominees to be recommended by the Nominating/Corporate Governance Committee to our board, and in an effort to maintain a proper mix of directors that results in a highly effective governing body, the Nominating/Corporate Governance Committee also considers such factors as the occupational, geographic, and age diversity of all director nominees; the particular skills and ability of each nominee to understand financial statements and finance matters generally; and the independence status of each nominee in accordance with our corporate governance guidelines, SEC rules, and other applicable laws and regulations. Our Nominating/Corporate Governance Committee does not differentiate in its evaluation of nominees as directors depending upon whether a nominee is recommended by one of our shareholders.

The Nominating/Corporate Governance Committee reports its recommendations concerning each director nominee to our board. Our board then considers the Nominating/Corporate Governance Committee’s recommendations and selects those director nominees to be submitted to the shareholders for approval at the next annual meeting of shareholders. Our board may, as a part of its consideration, request the Nominating/Corporate Governance Committee to provide it with such information pertaining to a director nominee as our board deems appropriate to fully evaluate the qualifications of the nominee.

The slate of nominees for directors for the Annual Meeting consists of Paul A. Novelly, II and Richard P. Rowe. Each is a current member of the board.

Audit Committee

As noted above, our board has a standing Audit Committee. The Audit Committee members during 2025 were: Paul M. Manheim (Chair), G. Bruce Greer, and Richard P. Rowe. Mr. Manheim will retire from his role as a member of our board, will not stand for re-election at the Annual Meeting. Effective as of the Annual Meeting, Mr. Manheim will cease to be a member of the Audit Committee, Mr. Rowe will become chair of the Audit Committee and Mr. Kruszewski will join the Audit Committee. Our board has also approved a reduction of the size of the board to eight directors effective as of the Annual Meeting.

Our board determined that each member of our Audit Committee (including Mr. Kruszewski upon his appointment) is (or upon appointment will be) an Audit Committee financial expert and is independent as defined in the listing standards applicable to us.

We have adopted an Audit Committee charter. A copy of this Audit Committee charter may be accessed on our internet website at https://futurefuel-corporation.ir.rdgfilings.com/wp-content/uploads/sites/34/2021/04/Audit_Committee_Charter.pdf. A copy may also be obtained free of charge from us by written request to our corporate secretary at our principal executive office set forth above.

The primary duties and responsibilities of the Audit Committee are to monitor: (i) the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance and accounting; (ii) our compliance with related legal and regulatory requirements; and (iii) the independence and performance of our external auditor. The Audit Committee also selects our independent registered public accounting firm. Management of the Company is responsible for designing and implementing the internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, and it has reviewed and discussed our consolidated financial statements for 2025 with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of PCAOB regarding the independent registered public accounting firm’s communications with our Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. The Audit Committee also has received confirmations from management and has considered whether the provision of any non-audit services by the independent registered public accounting firm to us is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to our board to include the audited financial statements in the 2025 Annual Report.

Compensation Committee

Our board has established a Compensation Committee. The Compensation Committee has a charter which may be found at https://futurefuel-corporation.ir.rdgfilings.com/wp-content/uploads/sites/34/2021/04/Compensation_Committee.pdf. In addition, a copy will be provided free of charge by written request to our corporate secretary at our principal executive office set forth above. Our processes and procedures for the consideration and determination of executive and director compensation are described in “Compensation of Directors and Executive Officers” beginning below.

Shareholder Communications

Any shareholder who wishes to contact our board or any individual director serving on our board may do so by written communication mailed to: Board (Attention: Name of Director(s), if appropriate), Corporate Secretary, FutureFuel Corp., 2800 Gap Road, Batesville, Arkansas 72501. A shareholder may also contact our board through the Investors Relations – Contact Us page of our internet site, https://futurefuelcorporation.com/contact-us/. A shareholder choosing to contact us through our website must complete his or her name, email address, the subject he or she wishes to address, and any comments he or she wishes to make. In addition, the number seen at the bottom of the page must be entered. This security requirement prevents automated submissions.

Any proper communication received will be processed by our corporate secretary as agent for our board. A copy of the communication will be promptly forwarded to each member of our board or, if appropriate, to the member(s) of our board named in the communication. The original shareholder communication will be maintained on file in our corporate secretary’s office and made readily available to any director who should wish to review it.

Compensation of Directors and Executive Officers

(Dollars in thousands, except per share amounts)

General

Our board of directors has established a Compensation Committee. The Compensation Committee’s responsibilities include, among other things, determining our policy on remuneration to our (that is, FutureFuel Corp.’s) officers and directors and the executive officers and directors of FutureFuel Chemical Company.

Mr. Polet, as our Chief Executive Officer, does not receive compensation for his service as chairman of the board or as a member of the board.

In 2025, we paid salaries, bonuses, and other forms of compensation to the officers of FutureFuel Chemical Company as described below.

Compensation Discussion and Analysis

The objectives of our compensation program are to provide a competitive compensation package that rewards sustained financial and operating performance that creates long-term value for our shareholders. Our compensation programs are intended to meet the goals of attracting and retaining qualified personnel; motivating these individuals to achieve short-term and long-term corporate goals without undue risk-taking and to promote equity among executive officer positions, while considering external competitiveness and differences in job responsibilities.

The elements of our compensation program include base salary, bonuses, certain equity awards to our CEO, certain other compensation to our Chief Executive Officer in the form of a jet card, and certain retirement, insurance, and other benefits generally available to all employees. In addition, in 2017, our board adopted the Incentive Plan which was approved by our shareholders at our 2017 annual meeting. The Incentive Plan provides equity-based compensation to our executive officers and our directors. Our Compensation Committee, and the Company generally, makes decisions with respect to each compensation element paid or payable to our personnel on an individual-by-individual basis and does not necessarily take into account decisions made with respect to other elements of compensation that may be paid to such individual. The overall goal of our compensation program, however, is to achieve the goals described above. Further, we have certain prohibitions on our employees, officers, and directors with respect to hedging and pledging Company securities as described above under the “Hedging and Pledging” heading.

Cash Salaries and Bonuses

The Company and Mr. Polet have entered into an employment agreement dated August 16, 2024 (the “Employment Agreement”). The Employment Agreement provides for, among other things, an annual base salary of $500 and a target annual bonus equal to 50% his annual base salary, subject to performance conditions established from time to time by the Compensation Committee. No other executive officer is party to an employment agreement with the Company.

Bonuses for Mr. Polet, Mrs. Sparks Mr. Gaither, and other members of lead management of FutureFuel Chemical Company were determined in January 2026 based on the final Company performance for 2025. Those bonuses were approved by the Compensation Committee of our Board based on Company financial results and personal performance goals established in January 2025. For 2025, we established a bonus pool for the other employees of our subsidiary, FutureFuel Chemical Company.  The total bonus target amount was determined by the Compensation Committee in consultation with the CEO.  Eligible FutureFuel Chemical Company employees hired prior to January 1, 2025 received bonuses of approximately 40 hours of pay at their normal hourly rate. Employees hired in 2025 received a prorated or reduced amount based on their months of service. Such bonus distributions were designed to be sufficient compensation for the services rendered, competitive with market rates for similar services, and sufficient to motivate these individuals to aid in our achievement of short-term and long-term corporate goals.

Incentive Plan

Our board of directors adopted the Incentive Plan, which was approved by our shareholders at our 2017 annual shareholder meeting. The purpose of the Incentive Plan is to:

●

Encourage ownership in us by key personnel whose long-term employment with or engagement by us or our subsidiaries (including FutureFuel Chemical Company) is considered essential to our continued progress and, thereby, encourage recipients to act in our shareholders’ interests and share in our success;

●	Encourage such persons to remain in our employ or in the employ of our subsidiaries; and
●	Provide incentives to persons who are not our employees to promote our success.

The Incentive Plan authorizes us to issue stock options (including incentive stock options and non-qualified stock options), stock awards, and stock appreciation rights. As of December 31, 2025, we have issued or awarded 94,000 options to purchase shares of our common stock, 760,079 restricted stock units (“RSUs”) and 101,514 shares of restricted stock, in each case under the Incentive Plan. The Employment Agreement for Mr. Polet provided for the issuance of the 750,000 RSUs to him, vesting in five equal installments on each anniversary of the award date and subject to the other terms and conditions of the Incentive Plan and an award agreement entered into by the Company and Mr. Polet. See Note 17 to our consolidated financial statements in the 2025 Annual Report for a detailed discussion of 2025 stock-based compensation awards. Historically, the Company has not regularly issued equity awards under the Incentive Plan and therefore has not had a determined schedule for award issuance. However, the Compensation Committee did not take material nonpublic information into account when determining the timing and terms of equity awards in 2025, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Eligible participants in the Incentive Plan include (i) members of our board of directors and our executive officers; (ii) regular, active employees of us or of any of our subsidiaries; and (iii) persons engaged by us or by any of our subsidiaries to render services to us or our subsidiaries as an advisor or consultant.

Awards under the Incentive Plan are limited to shares of our common stock, which may be shares reacquired by us, including shares purchased in the open market, or authorized but unissued shares. Awards are limited to 10% of the issued and outstanding shares of our common stock in the aggregate, or 4,310,167 shares, as of the date of the adoption of the Incentive Plan. Taking into account the prior grants of stock options and stock awards under the Incentive Plan, 4,386,351 shares are available to be issued under the Incentive Plan as of December 31, 2025.

The Incentive Plan is administered by: (i) our board, (ii) a committee of our board appointed for that purpose; or (iii) if no such committee is appointed, our board’s Compensation Committee (in any case, the “Administrator”). The Administrator may appoint agents to assist it in administering the Incentive Plan. The Administrator may delegate to one or more individuals the day-to-day administration of the Incentive Plan and any of the functions assigned to the Administrator in the Incentive Plan. Such delegation may be revoked at any time. All decisions, determinations, and interpretations by the Administrator regarding the Incentive Plan and the terms and conditions of any award granted thereunder will be final and binding on all participants.

The Incentive Plan became effective upon its approval by our shareholders and will continue in effect for a term of ten years thereafter unless amended and extended by us or unless earlier terminated. The individuals and number of persons who may be selected to participate in the plan in the future is at the discretion of the Administrator and, therefore, are not determinable at this time. Likewise, the number of stock options, stock awards and stock appreciation rights that will be granted to eligible participants pursuant to the plan are not determinable at this time.

The Administrator may grant a stock option or provide for the grant of a stock option either from time to time in the discretion of the Administrator or automatically upon the occurrence of events specified by the Administrator, including the achievement of performance goals or the satisfaction of an event or condition within the control of the participant or within the control of others. Each option agreement must contain provisions regarding (i) the number of shares of common stock that may be issued upon exercise of the option; (ii) the type of option; (iii) the exercise price of the shares and the means of payment for the shares; (iv) the term of the option; (v) such terms and conditions on the vesting or exercisability of the option as may be determined from time to time by the Administrator; (vi) restrictions on the transfer of the option and forfeiture provisions; and (vii) such further terms and conditions not inconsistent with the plan as may be determined from time to time by the Administrator. Unless otherwise specifically determined by the Administrator or otherwise set forth in the Incentive Plan, the vesting of an option will occur only while the participant is employed or rendering services to us or one of our subsidiaries, and all vesting will cease upon a participant’s termination of employment for any reason.

The Administrator may grant annual performance vested options. Performance will be tied to annual cash flow targets (our consolidated income plus depreciation plus amortization) in amounts to be determined. Annual performance vested options will vest 25% for each year that the annual cash flow target is achieved (with provisions for subsequent year catch-ups). Neither our management nor our Compensation Committee, however, has through the year ended December 31, 2025 made any awards that were contingent upon the achievement of specified performance goals or that were otherwise performance-vested. Rather, through 2025, all grants were made in the discretion of our Compensation Committee based upon their authority under the Incentive Plan.

The Administrator may grant cumulative performance vested options. Performance will be tied to cumulative cash flow in amounts to be determined for periods to be determined.

The Administrator may issue other options based upon the following performance criteria either individually, alternatively, or in any combination, applied to either us as a whole or to a business unit, subsidiary, or business segment, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings) ; (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) overhead or other expense reduction; (xix) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xx) strategic plan development and implementation; and (xxi) any other similar criteria.

Such options will vest and expire (including on a pro rata basis) on such terms as may be determined by the Administrator from time to time consistent with the terms of the Incentive Plan.

The Administrator may award shares of our common stock to participants. The grant, issuance, retention, or vesting of each stock award may be subject to such performance criteria and level of achievement versus these criteria as the Administrator determines, which criteria may be based on financial performance, personal performance evaluations, or completion of service by the participant. Unless otherwise provided for by the Administrator, upon the participant’s termination of employment other than due to death or retirement, the unvested portions of the stock award and the shares of our common stock subject thereto will generally be forfeited. Unless otherwise provided for by the Administrator, if a participant’s termination of employment is due to death or retirement, all outstanding stock awards will continue to vest provided certain conditions to be determined are met. Unless otherwise provided for by the Administrator, if a participant’s termination of employment is due to his death, a portion of each outstanding stock award granted to such participant will immediately vest and all forfeiture provisions and repurchase rights will lapse as to a prorated number of shares of common stock determined by dividing the number of whole months since the grant date by the number of whole months between the grant date and the date that the stock award would have fully vested.

The Administrator may grant stock appreciation rights either alone or in conjunction with other awards. The Administrator will determine the number of shares of common stock to be subject to each award of stock appreciation rights. The award of stock appreciation rights will not be exercisable for at least six months after the date of grant except as the Administrator may otherwise determine in the event of death, disability, retirement, or voluntary termination of employment of the participant. Except as otherwise provided by the Administrator, the award of stock appreciation rights will not be exercisable unless the person exercising the award of stock appreciation rights has been at all times during the period beginning with the date of the grant thereof and ending on the date of such exercise, employed by or otherwise performing services for us or one of our subsidiaries.

In the event there is a change in control of the Company, as determined by our board, our board may, in its discretion: (i) provide for the assumption or substitution of, or adjustment to, each outstanding award; (ii) accelerate the vesting of awards and terminate any restrictions on cash awards or stock awards; and (iii) provide for the cancellation of awards for a cash payment to the participant.

Federal Income Tax Consequences of the Incentive Plan

Upon the exercise of a non-qualified stock option, a participant in the Incentive Plan will realize income in the year of exercise equal to the difference between the exercise price and the value of the shares acquired, and we may deduct an amount equal to the income recognized by the participant, subject to the limits under applicable laws. We will not receive a tax deduction at the time of a grant or exercise of an incentive stock option, and no income is recognized by a participant when an incentive stock option is granted or exercised. When an incentive stock option is exercised, the difference between fair market value at the date of exercise and the exercise price will be an item of adjustment for purposes of calculating the participant’s alternative minimum tax for the year of exercise.

If the shares of our common stock acquired upon exercise of an incentive stock option are disposed of after the later of two years from the date of option grant or one year after the transfer of the shares to the participant (the “holding period”), any gain or loss upon disposition of the shares will be treated for federal income tax purposes as long-term capital gain or loss, as the case may be. A disposition includes a sale, exchange, gift or other transfer of legal title. In general, a participant’s basis in the shares of our common stock received upon exercise of an incentive option will be the exercise price paid by him or her for the shares. If the option shares are disposed before the expiration of the holding period, all or part of any gain will be characterized as ordinary income depending upon the relative amount of the sale price of the shares as compared with the exercise price of the shares. The amount of ordinary income realized by an employee in a sale or exchange for which a loss would be recognized is limited to the excess of the amount realized on the sale or exchange over the stock’s adjusted basis.

Upon issuance of a restricted stock award, a participant in the Incentive Plan will not recognize income in the year of grant but will, absent a Section 83(b) election, receive taxable income in the year which the shares' restrictions lapse equal to the market value of the stock on the lapse date.  We will receive a corresponding tax deduction when the participant recognizes taxable income.

Ordinary income received on account of a disposition of shares within the holding period will be taxable as additional compensation, and we may treat that income as a deductible expense for federal income tax purposes.

Retirement Benefits

We adopted a 401(k) plan for FutureFuel Chemical Company which is generally available to all of its employees.

Say-on-Pay

At our 2023 annual meeting of shareholders held on September 19, 2023, we submitted a proposal to our shareholders regarding the 2022 compensation awarded to our executive officers (commonly known as a “say-on-pay” vote). Our shareholders approved the proposal. We hold our say-on-pay votes every three years. Our next say-on-pay vote and advisory vote on the frequency of say-on-pay votes (commonly known as “say-when-on-pay” vote) will be held at the 2029 annual meeting of shareholders.

The Compensation Committee considers the results of our say-on-pay vote as one factor in evaluating our executive compensation practices.

Life Insurance and Other Employee Benefits

Our executive officers generally participate in employee welfare plans (life insurance, medical insurance, disability insurance, vacation pay, and the like) maintained by FutureFuel Chemical Company for all of its employees.

Beginning in 2026, Mr. Polet is permitted to use a Company-owned jet card that provides for his use of certain chartered flights. In the event Mr. Polet’s use of the jet card subjects him to additional personal income tax, the Company has agreed to gross up Mr. Polet’s compensation to account for such additional tax.

The Compensation Committee

Our Compensation Committee currently consists of Dale E. Cole (Chair), Pamela R. Butcher, Donald C. Bedell and Paul M. Manheim. Upon his retirement effective as of the Annual Meeting, Mr. Manheim will cease to be a member of the Compensation Committee. Each of these individuals is an “independent director” under the rules of the NYSE, a “Non-Employee Director” within the meaning of Section 16 of the Exchange Act, and an “outside director” within the meaning of §162(m) of the Internal Revenue Code of 1986, as amended.

Recommendations from Management

Our chairman and chief executive officer make recommendations to the Compensation Committee regarding salaries and bonuses for executive officers, as well as awards under the Incentive Plan. The Compensation Committee takes these recommendations into consideration in approving all such salaries, bonuses, and awards.

Summary Compensation Table

Our executive officers were paid the following compensation for the three-year period ended December 31, 2025.

				Stock	Option	All Other
Person	Year	Salary	Bonus	Awards (f)	Awards	Compensation (g)	Total
Roeland Polet (a), (b)	2025	$499	$-	$-	$-	$32	$531
Chief Executive Officer	2024	143	41	4,911		9	5,104
Rose M. Sparks (a), (c)	2025	351	16	17	-	2	386
Chief Financial Officer, principal financial officer, and treasurer,	2024	317	52	-	-	61	430
FutureFuel Corp. and FutureFuel Chemical Company	2023	280	152	-	-	128	560
Charles Lyon (a), (d)	2025	90	-	-	-	362	452
Chief Commercial Officer FutureFuel Corp.	2024	283	52	-	-	51	386
	2023	271	149	-	-	45	465
Kyle Gaither (a), (e)	2025	258	21	17	-	2	298
Chief Operations Officer	2024	258	52	-	-	29	339
FutureFuel Corp.	2023	248	145	-	-	24	417

(a)	Executive officers of FutureFuel Chemical Company for the years indicated.

(b)

Mr. Polet was appointed Chief Executive Officer effective September 3, 2024.  Mr. Polet was issued 750,000 RSUs that vest annually on the anniversary date.  These RSUs and related dividends had an intrinsic value of $4,519 and $392, respectively.

(c)	For Mrs. Sparks, all other compensation includes director fees of $35 and $105 in 2024 and 2023, respectively. Mrs. Sparks resigned from the board of directors in July 2024.

(d)	Mr. Lyon and the Company agreed to terminate his employment effective as of March 31, 2025.

(e)	Mr. Gaither was appointed Chief Operations Officer effective February 9, 2023.

(g)

Represents the grant date valuation of the awards under Accounting Standards Codification Topic 718, Stock Compensation. Assumptions used for determining the value of awards reported here are set forth in Note 17 to our 2025 consolidated financial statements included in the 2025 Annual Report.

(h)

Includes contributions (including accrued contributions) to vested and unvested defined contribution plans, apartment benefits for Mr. Polet and Mr. Lyon, jet card benefit for Mr. Polet, automobile benefits for Mr. Lyon, HSA matching contributions, and the dollar value of any insurance premiums paid by, or on behalf of, us during or for the covered fiscal year with respect to life and disability insurance for the benefit of the named person. The above amounts do not include travel expenses reimbursed pursuant to Company policy. For 2025, the value of all other compensation not a perquisite or personal benefit in excess of $10 was for 401(k) match and the 2024 401(k) true-up for $0 to Mr. Polet, $11 to Mrs. Sparks, $12 to Mr. Lyon, and $9 to Mr. Gaither.

Grants of Plan-Based Awards

In 2024, the Company issued 750,000 RSUs to Roeland Polet, the Company’s Chief Executive Officer in connection with his Employment Agreement. The RSUs vest in five equal installments on each anniversary of the award date, September 3, 2024. The total expense of the award was valued at $4,911 at the grant date inclusive of dividends. The RSUs were estimated at $4,519 and will be recognized as compensation expense over the vesting period.  The compensation expense recorded in 2025 and 2024 was $1,092 and $392, respectively. The equivalent dividends earned on the RSUs are forfeitable and recorded as a reduction in retained earnings and an increase in additional paid in capital.

In 2025, the Company issued 5,012 shares of restricted stock to each of Ms. Sparks and Mr. Gaither. The awards vest 33% each year over a three-year period.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exerciseable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards; Number of unearned RSUs That Have Not Vested	Equity Incentive Plan Awards: Market Value of Number of Unearned RSUs That Have Not Vested $
Roeland Polet (a)	N/A	N/A	N/A	N/A	N/A	649,240	$2,071
Rose M. Sparks	N/A	N/A	N/A	N/A	N/A	5,012	$16
Kyle Gaither	N/A	N/A	N/A	N/A	N/A	5,012	$16

(a) In 2024, the Company issued 750,000 RSUs to Roeland Polet, the Company’s Chief Executive Officer in connection with his Employment Agreement. The RSUs vest in five equal installments on each anniversary of the award date, September 3, 2024. The market value is based on the closing market price of the Company’s stock on December 31, 2025.

Option Exercises and Stock Vested

No previously issued options were exercised by our executive officers in 2025. No previously issued stock awards vested in 2025.

Potential Payments upon Termination or Change in Control

Pursuant to the Employment Agreement, upon a termination of Mr. Polet’s employment without “cause” or by the executive for “good reason,” he is entitled to receive, among other things, a payment equal to: (i) 12 months’ base salary and (ii) his target annual bonus, paid in equal installments over the 12-month period following termination and execution of a release of claims. Based on Mr. Polet’s base salary and target annual bonus payment in effect as of December 31, 2025, such payment would be equal to $750,000 if Mr. Polet had been terminated as of such date. Mr. Polet is not entitled to any payment upon a change in control unless he is terminated under the circumstances described above. Upon termination of his employment or a change in control, Mr. Polet is not entitled to the acceleration of any equity award that he has received to date.

Compensation of Directors

For the first quarter of 2025, our non-employee director compensation program consisted of the following: directors received an annual fee of $95, prorated if their service was for less than the full year. Committee heads received an additional $60 (chairman of the board), $30 (audit committee chairman), $20 (compensation committee chairman) or $15 (other committee chairmen), on an annual basis, again prorated if serving as committee chairman for less than the full year. The Compensation Committee also approved the payment to our non-employee directors of $7.5 for each board meeting and $7.5 for each committee meeting, whether attended in person or telephonically.

Effective April 1, 2025, the Compensation Committee and the board modified our non-employee director compensation program to provide for an annual fee of $47.5, prorated if their service was for less than the full year. Committee heads received an additional $30 (chairman of the board), $15 (audit committee chairman), $10 (compensation committee chairman), or $7.5 (other committee chairmen), on an annual basis, again prorated if serving as committee chairman for less than the full year. The Compensation Committee also approved the payment to our non-employee directors of $2.5 for each committee meeting, whether attended in person or telephonically. Each non-employee director receives an annual grant of 5,000 shares of the Company’s common stock pursuant and subject to the terms and conditions of the Incentive Plan, with the grant on the date of the Company’s annual meeting of stockholders. Upon the appointment of a new director to the board, such director receives a grant of options to purchase up to 10,000 shares of the Company’s Common Stock pursuant and subject to the terms and conditions of the Incentive Plan.

Mr. Polet, as our Chief Executive Officer, does not receive compensation for his service as chairman of the board or as a member of the board.

The following is the compensation our directors earned for 2025.

Summary Compensation of Directors Table

					Change in
					Pension Value
					and Non-Qualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Director	($)	($)	($)	($)	($)	($)	($)
Donald C. Bedell (d)	128.5	16.3	0	0	0	0	144.8
Paul M. Manheim (d)(e)	135.6	16.3	0	0	0	0	151.9
Dale E. Cole (d)	124.4	16.3	0	0	0	0	140.7
Terrance C.Z. Egger (a)(d)	105.7	0	0	0	0	0	105.7
Paul A. Novelly, II (b) (d)	66.9	16.3	0	0	0	0	83.2
Ron J. Kruszewski (d)	66.9	16.3	0	0	0	0	83.2
G Bruce Greer (d)	89.4	16.3	0	0	0	0	105.7
Richard P. Rowe (d)	89.4	16.3	0	0	0	0	105.7
Pamela R. Butcher (c) (d)	46.6	16.3	9.5	0	0	0	72.4

(a)	Mr. Egger retired from the Board of Directors effective as of November 11, 2025.

(b)	Director fees were designated to be paid to a charitable organization by Paul A. Novelly, II in the amount of $66.9.
(c)	Ms. Butcher was appointed to the Board of Directors on April 3, 2025.
(d)

In November 2025, we granted annual stock awards of 5,000 restricted shares to each member of the Board of Directors pursuant to the Incentive Plan. The restricted shares vest in four equal installments beginning March 31, 2026 and ending on November 18, 2026.

(e)	Mr. Manheim is not standing for re-election at the Annual Meeting. The board has approved a reduction in the size of the Board of Directors to be effective as of the Annual Meeting.

In December 2025, the Compensation Committee reviewed the compensation structure and recommended to the board, which the board approved, a modification to the structure to provide for an annual $20 to be paid to any Lead Independent Director then serving and to provide for an annual grant of options to purchase up to 10,000 shares of the Company’s Common Stock pursuant and subject to the terms and conditions of the Incentive Plan, to be issued as of the close of business two business days following the filing of the Company’s Annual Report on Form 10-K. The Company did not otherwise modify the compensation structure effective for 2026. However, in June 2026, the Compensation Committee reviewed the compensation structure and recommended to the board, which the board approved, a restructuring of the director compensation structure effective for 2027 to provide for an annual cash retainer fee of $95 per director (provided that director may elect to receive all or a portion of such cash retainer as equity) and an annual grant of shares of the Company’s common stock with an aggregate fair market value (as defined in the Incentive Plan) of $95 per director. The restructuring eliminated all per-meeting fees.

The following table sets forth information concerning unexercised options, stock awards that have not vested, and equity incentive plan awards as of December 31, 2025 with respect to our directors.

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan Awards:
			Equity				Market	Awards:	Market or
			Incentive			Number	Value of	Number of	Payout Value
			Plan Awards:			of Shares	Shares	Unearned	of Unearned
	Number of	Number	Number of			or Units	or Units	Shares, Units	Shares, Units
	Securities	of Securities	Securities			of Stock	of Stock	or Other	or Other
	Underlying	Underlying	Unexercised	Option		That	That	Rights That	Rights That
	Unexercised	Unexercised	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Options (#)	Options (#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
Paul A. Novelly, II (a) (b)	10,000	0	0	7.18	8/1/2027	0	0	5,000	16.3
Ron Kruszewski (a) (b)	10,000	0	0	7.18	8/1/2027	0	0	5,000	16.3
G Bruce Greer (a) (b)	10,000	0	0	7.55	3/18/2029	0	0	5,000	16.3
Richard P. Rowe (a) (b)	10,000	0	0	5.73	8/13/2029	0	0	5,000	16.3
Pamela R. Butcher(a) (b)	10,000	0	0	3.96	4/3/2030	0	0	5,000	16.3
Paul M. Manheim (b)(c)								5,000	16.3
Dale E. Cole (b)								5,000	16.3
Donald C. Bedell (b)								5,000	16.3

(a)

In April 2025, August 2024, March 2024 and August 2022, we granted a total of 10,000, 10,000, 10,000 and 20,000, respectively, stock options to our new board members. The options awarded have an exercise price equal to the mean between the highest and lowest quoted sales prices for the Company’s common stock as of the grant date as reported by the New York Stock Exchange. The options awarded vested immediately and expire on April 3, 2030, August 13, 2029, March 18, 2029 and August 1, 2027, respectively. See Note 17 to our 2025 consolidated financial statements in the 2025 Annual Report for a discussion of the Company’s plan-based awards.

(b)

In November 2025, we granted annual stock awards of 5,000 restricted shares to each member of the Board of Directors pursuant to the Incentive Plan. The restricted shares vest in four equal installments beginning March 31, 2026 and ending on November 18, 2026.

(c)	Mr. Manheim is not standing for re-election at the Annual Meeting. The board has approved a reduction in the size of the Board of Directors to be effective as of the Annual Meeting.

Pay Ratio Disclosure

This section provides the annual ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (‟PEO”). The Company’s PEO is Mr. Roeland Polet. The purpose of this disclosure is to provide a measure of the equitability of pay within the organization.  The Company believes its compensation philosophy and process yield an equitable result.

Median of the total annual compensation of all employees other than our PEO:  $73,299.

PEO total annual compensation:  $531,000

Ratio of PEO to Median Employee Compensation : 7.2:1

In determining the median employee, a listing was prepared of all full and part-time employees as of December 31, 2025, Employees’ actual gross wages and salaries were used for the full year of 2025.  The median amount was selected from the list.  For simplicity, the value of the Company’s 401(k) plan and medical benefits provided was excluded.  As of December 31, 2025, the Company employed 489 persons of which approximately 327 were in an operations role.

Pay Versus Performance

Under Item 402(v) of Regulation S-K, we must disclose pay-versus performance information for the most recently completed three fiscal years. The following table sets forth the required pay-versus performance disclosures in the form of the “total compensation” as reported in the Company’s “Summary Compensation Table” for the PEO (current and former) and as an average for the other named executive officers.

Year	Summary		Compensation Actually Paid to PEO (a)(b)		Average	Average	Value of Initial Fixed
					Compensation	Compensation		Peer
					Table	Actually		Group
					Total for	Paid to	Total	Total
					Non-PEO	Non-PEO	Shareholder	Shareholder	Net	Adjusted
	Tom McKinlay	Roeland Polet	Tom McKinlay	Roeland Polet	NEOs (c)	NEOs (c)(d)	Return (1)	Return (2)	Income	EBITDA (3)

2025	-	$531,000	-	$(921,000)	$378,667	$378,000	$53.23	$81.14	$(49,397,000)	$(38,317,000)
2024	$429,000	$5,104,000	$429,000	$5,104,000	$385,000	$385,000	$341.62	$110.94	$15,503,000	$17,594,000
2023	$699,000	-	$699,000	-	$436,000	$436,000	$87.11	$147.44	$37,382,000	$34,983,000

(a)

Mr. McKinlay retired from the chief executive officer position in May 2024 and was given a separation payment of his expected bonus for 2024 (other compensation) as well as half his annual salary to provide certain consulting services to the Company. He will receive another payment of half his salary in 2025. He had been appointed as chief executive officer on July 31, 2022. In 2023, the Compensation Committee approved an adjustment to Mr. McKinlay's base salary to $400,000 per annum and that resulted in a lump sum payment in February 2023 of $56,000 (based on a deemed retroactive adjustment to August 2022). This lump sum payment was included in Mr. McKinlay’s compensation for 2023 as reported in our Annual Report for the year ended December 31, 2023, as amended.

(b)

Mr. Polet was appointed Chief Executive Officer effective September 3, 2024 upon Mr. McKinlay’s retirement. Mr. Polet was issued 750,000 RSUs that vest annually on the anniversary date. These RSUs and related dividends had an intrinsic value of $4,519,000 and $392,000, respectively.

(c)	Non-PEO NEOs in each of the years presented included Rose M. Sparks, Charles Lyon and Kyle Gaither.

(d)

No stock awards or stock options were granted to our PEOs or Non-PEO NEOs in 2023. In 2024, the Company issued 750,000 RSUs to Roeland Polet, the Company’s Chief Executive Officer, in connection with his Employment Agreement. The RSUs vest in five equal installments on each anniversary of the award date, September 3, 2024. No stock awards or stock options were granted to our Non-PEO NEOs in 2024. In 2025, the Company issued 5,012 shares of restricted stock to each of Rose M. Sparks and Kyle Gaither, which vest in three equal installments beginning April 2, 2026 and ending on the second anniversary of such date.

(1)

Total stockholder return as calculated based on a fixed investment of one hundred dollars measured from the market close on December 31, 2023 (the last trading day of 2023) through and including the end of the fiscal year for each year reported in the table.

(2)

Our peer group used for the total stockholder return calculation is Archer-Daniels-Midland Co., Arkema SA, Albemarle Corp., Alto Ingredients Inc., Aemetis Inc., Bunge Global SA, Cabot Corp., Chemours Co., Celanese Corp., Darling Ingredients Inc., Dow Inc., Eastman Chemical Co., Gevo Inc., Green Plains Inc., Hudson Technologies Inc., Huntsman Corp., Kronos Worldwide Inc., Lanxess Ag, Lyondellbasell Industries NV, Olin Corp., Rex American Resources Corp., Stepan Co., Solvay SA and Westlake Corp.

(3)

Our Company-selected measure, which is the measure we believe represents the most important financial performance measure not otherwise presented in the table above that we use to link compensation actually paid to our named executive officers for 2025 to our Company’s performance, is Adjusted EBITDA (a non-GAAP financial measure). For a reconciliation of Adjusted EBITDA to net income (the relevant GAAP measure), please see the Company’s 2025 Annual Report; provided, that for purposes of the above table, the Company restated previously reported Adjusted EBITDA per interpretive guidance to exclude unrealized (non-cash) gains and losses on derivative instruments.

Relationship Between Compensation Actually Paid and Performance Measures

The charts below illustrate, for the past three fiscal years, the relationship between compensation actually paid to the PEOs and the average compensation actually paid to NEOs and the financial metrics disclosed in the Pay versus Performance Table.

Tabular List of Company Performance Measures

The following lists the measures we believe are most important in linking compensation actually paid to Company performance during 2025.

(a)	Adjusted EBITDA
(b)	Gross Profit
(c)	Net Income

Compensation Committee Interlocks and Insider Participation.

The members of our Compensation Committee during 2025 were Donald C. Bedell, Terrance C.Z. Egger, and Dale E. Cole. The committee was chaired by Mr. Cole. None of such individuals are or have been an officer or employee of the Company, nor did we enter into any transactions with such individuals during 2025 (other than the payment of directors’ fees and other compensation, as noted above, solely in their capacity as directors). In 2025, Donald C. Bedell and Terrance C.Z. Egger resigned from the Compensation Committee and Pamela R. Butcher and Paul M. Manheim were appointed to the Compensation Committee.

Mr. Novelly, II, Mr. Bedell, and Mr. Manheim (one of our directors and the chair of the Audit Committee, until his retirement effective as of the Annual Meeting) are directors of World Point Terminals, Inc., a Delaware company based in Missouri that, through its operating subsidiaries, owns and operates petroleum storage facilities in the United States. World Point Terminals, Inc. does not have a separate compensation committee.

Compensation Committee Report

The Compensation Committee of our board has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on this review and discussions, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K, and proxy statement.

Dale E. Cole (Chair), Pamela R. Butcher, and Paul M. Manheim

Independent Public Accountants

The following table shows the aggregate fees billed to us by Grant Thornton LLP for professional services attributable to 2025 and 2024.

	2025	2024
Audit Fees	$546,680	$519,117
Audit-Related Fees	$23,850	21,000
Tax Fees	-	-
All Other Fees	-	-
Total	$570,530	$540,117

Audit fees include professional services rendered by Grant Thornton LLP in the amount of $519,117 for 2024 and $546,680 for 2025 to us for the audit of our annual financial statements and review of financial statements included in our Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for 2024 and 2025. Audit-related fees include assurance, related services and employee benefit plan audits provided by Grant Thornton LLP in the amount of $21,000 for 2024 and $23,850 for 2025 to us that are reasonably related to the performance of the audit or review of our financial statements and are not included in audit fees. Tax fees, if provided, may include professional services for tax compliance (such as review and/or preparation of our federal and state income tax returns), tax advice, and tax planning. All other fees include any services provided by Grant Thornton LLP to us that are not otherwise included in the other three categories. Grant Thornton LLP did not provide any tax services or other services to us in 2024 or 2025.

Our Audit Committee approves the engagement of our independent registered public accounting firm prior to their rendering audit or non-audit services and sets their compensation. Pursuant to SEC regulations, our Audit Committee approves all fees payable to the independent registered public accounting firm for all routine and non-routine services provided. Our Audit Committee considers and approves the budget for the annual audit and financial statement review services prior to the initiation of the work. Non-routine services in the ordinary course of business which are not prohibited under SEC regulation, such as tax planning, tax compliance, and other services generally are pre-approved on a case-by-case basis.

None of the hours expended on Grant Thornton LLP’s engagement to audit our financial statements for 2025 were attributed to work performed by persons who were not Grant Thornton LLP’s full-time, permanent employees.

Our Audit Committee is also required to consider the independence of Grant Thornton LLP when engaging the firm to perform audit-related and other services. It was determined by our Audit Committee that audit-related and other services provided and the fees paid for those services for 2025 were compatible with maintaining the independence of Grant Thornton LLP.

Financial Information - Annual Report

Our 2025 Annual Report, is made available in connection herewith. We will provide without charge additional copies of our Annual Report upon written request. Requests and related inquiries should be directed to Corporate Secretary, 2800 Gap Road, Batesville, Arkansas 72501.

Other Proposed Actions

Our board knows of no other matter to come before the Annual Meeting. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying shareholder proxy to vote such proxy in accordance with their best judgment.

Voting Procedures

Required Vote

In accordance with Delaware law and our bylaws, our directors will be elected at the Annual Meeting by a plurality of the votes cast by shareholders. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. Any other matter on which shareholders vote at the Annual Meeting, including (i) advisory vote on executive compensation, and (ii) ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2026, will be determined by the affirmative vote of a majority of the votes cast.

Quorum

The presence, in person or by proxy, of shareholders owning shares of our common stock representing a majority of the votes entitled to be cast by shareholders at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting for which shareholders have the right to vote. Shareholders who deliver valid proxies or vote in person at the Annual Meeting will be considered part of the respective quorums. Once a share is represented for any purpose at the Annual Meeting, it is deemed present for quorum purposes for the remainder of the Annual Meeting and for any adjourned meeting. We will count abstentions as present and entitled to vote for purposes of determining the applicable quorum.

Proxies and Voting

Shares of our common stock represented by properly executed proxies will, unless the proxies have been properly revoked, be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, will be voted as follows: (i) FOR election of Paul A. Novelly, II and Richard P. Rowe as Class B directors of the Company; (ii) FOR advisory vote to approve the compensation of our named executive officers (“say-on-pay”); and (iii) FOR approval of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2026.

You can vote for approval of a particular proposal by marking the shareholder proxy card enclosed herewith or available at www.investorvote.com/FF with an “X” in the box under “FOR” for such proposal. If you do not wish to vote “FOR” the election of Paul A. Novelly, II and Richard P. Rowe, you can mark such shareholder proxy card with an “X” in the box under “WITHHOLD” for Item 1 on the card next to their respective names, and you can vote against approval of any of the other proposals by marking such shareholder proxy card with an “X” in the box under “AGAINST” for such proposal. Abstentions (other than with respect to the election of directors) may be specified with respect to any of the resolutions by properly marking with an “X” in the box under “ABSTAIN” on the shareholder proxy card, and will be counted as present for the purpose of determining the existence of a shareholder quorum.

You also may attend the Annual Meeting and vote your shares. We encourage you to vote your shares by proxy even if you plan to attend the Annual Meeting. If you do attend the Annual Meeting, you will be asked to present valid photo identification, such as a driver’s license or passport. If you hold your stock in an account at a brokerage firm or bank (in nominee name), you will need to bring a copy of an account statement reflecting such ownership on or after the August 3, 2026 record date for the meeting.

Effect of Abstentions and Broker Non-Votes

If you own shares in “street name” in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you. You may instead receive a voting instruction form with this Proxy Statement that you should use to instruct how your shares are to be voted, and you should also vote your shares by completing, signing, and returning the voting instruction form in the envelope provided. Many brokerage firms have arranged for internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form. If your shares are held by a brokerage firm, the brokerage firm may under certain circumstances vote your shares. Such entities may have authority to vote their customers’ shares on certain routine matters, including the ratification of auditors. When a firm votes its customers’ shares on routine matters, those shares are also counted for the purpose of establishing a quorum to conduct business at the meeting. A brokerage firm cannot vote its customers’ shares on non-routine matters without instructions from the customers. Accordingly, those shares are not counted as votes against a non-routine matter, but rather are not counted at all for such a matter. We do not expect Proposal 1 (election of directors) and Proposal 2 (“say-on-pay”) to be considered routine matters under New York Stock Exchange rules, so brokers would not have discretionary authority to vote shares held in street name on those items. If you hold your shares in street name and wish for your shares to be voted on these matters, you must provide your broker with voting instructions in order for your vote to be counted. If you do not, your shares will be represented as “broker non-votes.”

Abstentions and broker non-votes are counted for the purposes of calculating whether a quorum is present. For the election of directors, abstentions and broker non-votes will have no effect on the results of the election. Under the rules governing brokers who have record ownership of shares they hold in street name for clients who beneficially own such shares, a broker may vote such shares in its discretion on routine matters if the broker has not received voting instructions from its client under the applicable NYSE rules. For any routine matter on which shareholders vote at the Annual Meeting, including ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2026, and for the advisory say-on-pay vote, abstentions will have the same effect as a vote against such proposal.

Delivery and Availability of Documents to Security Holders Sharing an Address

Our Annual Report, Proxy Statement, and Notice of Internet Availability of Proxy Materials are being delivered or made available to each shareholder of record, even if two or more shareholders of record share an address. Shareholders sharing an address can request delivery of a single copy of our Annual Reports, Proxy Statements, and Notices of Internet Availability of Proxy Materials by requesting the same to our corporate secretary at 2800 Gap Road, Batesville, Arkansas 72501.

By Order of the Board of Directors

/s/ Rose M. Sparks
Rose M. Sparks, Chief Financial Officer

August 12, 2026

FUTUREFUEL CORP. VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by September 22, 2026 at 9:00 a.m., Central time.

Online
Go to www.investorvote.com/FF or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/FF

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.

1. To elect two directors of the Corporation to serve a three-year term expiring 2029.

	For	Withhold		For	Withhold
01 - Paul A. Novelly, II	☐	☐	02 - Richard P. Rowe	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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TO THE SHAREHOLDERS OF FUTUREFUEL CORP.

Notice is hereby given that the annual meeting of shareholders of FutureFuel Corp. will be held on Tuesday, September 22, 2026 at Bedell Conference Room, 2800 Gap Road, Batesville, AR 72501 at 10:00 a.m. Central time, for the following purposes: (1) To elect two directors of the Corporation to serve a three-year term expiring 2029, (2) to make an advisory vote to approve the compensation of our named executive officers and (3) To ratify the appointment of Grant Thornton LLP as our independent auditor for the year ending December 31, 2026.

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/FF

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Annual Meeting Proxy Card

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Notice of 2026 Annual Meeting of Shareholders

Bedell Conference Room
2800 Gap Road, Batesville, AR 72501

Proxy Solicited by Board of Directors for Annual Meeting — September 22, 2026

Roeland Polet and Rose M. Sparks are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of FutureFuel Corp. to be held on September 22, 2026 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD (OR SUBMIT YOUR VOTE BY INTERNET OR TELEPHONE) AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR AT THE MEETING.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

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